EXHIBIT 99.2

NRC NEWS
U.S. NUCLEAR REGULATORY COMMISSION
Office of Public Affairs, Region III
801 Warrenville Road, Lisle IL 60532
www.nrc.gov

No. III-05-010	March 30, 2005

CONTACT:	Jan Strasma (630) 829-9663
Viktoria Mitlyng (630) 829-9662
E-mail: opa3@nrc.gov

NRC FINDS EMERGENCY PLAN VIOLATION AT PERRY NUCLEAR PLANT
TO BE OF LOW TO MODERATE SAFETY SIGNIFICANCE

The Nuclear Regulatory Commission staff has issued its final determination that an emergency plan violation on July 20, 2004, at the Perry Nuclear Power Plant was of low to moderate safety significance. The plant, operated by FirstEnergy Nuclear Operating Company, is in Perry, Ohio.

NRC inspectors found that the Perry plant staff did not perform an emergency radiation dose assessment within 15 minutes as required when a radiation monitor in the plant’s ventilation system indicated an increased level of airborne radioactivity. Other plant radiation monitors were stable and showed normal levels of radioactivity. The plant staff subsequently determined that the elevated level reported by the ventilation system monitor was erroneous, caused by an equipment malfunction.

Because the malfunction was not immediately detected, the plant staff appropriately declared an Alert under its emergency plan. This is the second of four emergency classifications in increasing severity.

The Perry emergency plan requires that the staff perform a computer-based radiation dose assessment within 15 minutes in order to determine if a higher emergency classification is necessary. The dose assessment was not performed for 2 hours and 40 minutes.

The NRC staff has determined that the violation of the plant’s emergency plan procedures constitutes a “white” finding, one of low to moderate safety significance. The NRC has a color-coded system for assessing safety significance, ranging from green for findings of very low safety significance through white, yellow, and red.

“We recognize that the actual safety significance of this event was low since it was caused by a faulty radiation monitor and not by an actual increase in radiation level,” said James Caldwell, NRC Regional Administrator. “However, following emergency procedures is important to safety. Determining the correct emergency classification assures that the plant has the staff and resources ready to respond to a problem.”

White findings normally result in additional NRC inspections and meetings with the utility. Based on the white finding, the NRC issued a Notice of Violation to FirstEnergy for its failure to follow emergency plan procedures. The company is required to respond to the Notice of Violation within 30 days, describing its corrective actions and steps it is taking to prevent a recurrence of the violation.

The letter notifying FirstEnergy of the white finding will be available from the NRC’s Region III Office of Public Affairs or in the NRC’s online document library at http://www.nrc.gov/reading-rm/adams/web-based.html - use accession number ML050890076 to locate the document.